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                                                                EXHIBIT 10.1


                            [HARISTON LETTERHEAD]




March 5, 1996


Mr. James E. Meyer
66 Platt Avenue
Sausalito, CA  94965

Dear Jim:

On behalf of Hariston Corporation, and its wholly-owned subsidiary, EDUCORP Direct (the "Company"), I would like to offer to you the position of President of EDUCORP Direct, pursuant to the following terms, and subject to the formal approval of these terms by Hariston's Board of Directors at the next Board meeting scheduled for Tuesday, March 12, 1996.

As President of EDUCORP Direct, your initial base compensation will be $125,000 per year although it is understood and expected that your base will increase in subsequent years, subject to the Company's performance. You will report to me and will be responsible for the management and performance of EDUCORP Direct.

A bonus plan will be implemented whereby you can earn up to 50% of your base compensation ($62,500 in the first year) on an annual basis. The plan, which will be prepared with your input and agreement, will compensate you based on your achievement of EDUCORP Direct's operating budget and certain non-financial goals, including customer list growth, implementation of an MIS system, establishment of business to business sales capabilities, and employee productivity. The bonus plan will also take into consideration budget variances for capital expenditures and the effect of any currently unanticipated strategic decisions.

With regard to benefits, EDUCORP Direct will provide you with an "allowance" of up to $16,000 per year to pay for airfare between San Francisco and San Diego, and an apartment in the San Diego area, as long as you continue to maintain your primary residence in Sausalito. Should you relocate to the San Diego area, the Company will reimburse you for reasonable moving expenses not to exceed $3,000. The travel and apartment expenses will be paid directly by the Company.

You will also be provided with medical insurance and any other benefits that are offered to all other employees. EDUCORP Direct will consider extending medical coverage to "significant others" based on the demands for this added benefit by the Company's employees.




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Mr. James E. Meyer
March 5, 1996
Page 2


As President of the Company, EDUCORP Direct will reimburse you for any reasonable out-of-pocket expenses that you incur in the course of your employment. You will also be granted four (4) weeks of paid vacation per year. This paid vacation will accrue at the rate of one week per quarter. If the Company has not already done so, it will soon change its policy such that this benefit must be used before the end of the first quarter following the subject year or it will be lost.

As you know, it is our intention to legally separate EDUCORP Multimedia, the parent corporation of EDUCORP Direct, from Hariston. This restructuring will result in EDUCORP Multimedia becoming a publicly-traded company. Assuming this restructuring does take place as planned on or before July 30, 1996, you will be granted stock options at the same price as other executives equal to 2.5% of EDUCORP Multimedia's outstanding common stock, as measured prior to a public secondary offering or a size-equivalent offering on a private basis. Subject to legal and tax constraints, we will endeavor to minimize the exercise price of these options which shall vest on a monthly basis over a four year term.
The underlying shares, like those of all other executives, will be subject to the Rule 144 holding period.

If for any reason, EDUCORP Multimedia is unable to be separated from Hariston, we anticipate emigrating Hariston to the United States and subsequently merging the emigrated entity with EDUCORP Multimedia. Under these circumstances your options will be assumed by the new entity under terms and conditions that will result in your owning options to purchase 250,000 shares of the merged public entity at an exercise price, and with a vesting schedule, similar to those of the current executive officers.

In either event your options will become fully vested upon the sale of EDUCORP Multimedia to an unrelated third party. A draft copy of the option plan and your agreement is being sent under separate cover.

Your employment with EDUCORP Direct is on an at-will basis. Accordingly, employment is for no specified term and may be terminated by either the Company or you at any time with or without cause or notice. Any modification, waiver, or amendment to your employment on an at-will basis must be in writing and must be signed by the President of Hariston, or in the event of its successful restructuring, EDUCORP Multimedia, and by you.

In the event that your employment is terminated without cause at any time in the future, you will receive severance compensation equal to three (3) months pay plus any accrued vacation.

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Mr. James E. Meyer
March 5, 1996
Page 3


If the foregoing is acceptable to you, please indicate your acceptance of this offer with your signature below.

We look forward to your joining the team and helping us build a major company in the multimedia industry.

Sincerely,



J.V. McGoodwin
J.V. McGoodwin
President and CEO







AGREED, on this date 5 - March - 1996
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James E. Meyer
------------------------------------
James E. Meyer